Exhibit 5.3

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000     Fax: +353 1 649 2649     email: law@algoodbody.ie     website: www.algoodbody.ie     dx: 29 Dublin

our ref | MAD 01334493	your ref	| date 4 May 2005

CanWest Media Inc.

31st Floor

CanWest Global Place

201 Portage Avenue

Winnipeg, MB R 3B3L7

Canada

F - 4 Registration Statement

Dear Sirs,

We have acted on behalf of CanWest Ireland Nominee Limited, CanWest MediaWorks Ireland Holdings and CanWest International Distribution Limited (each a Company, collectively referred to as the Companies) who have requested us to give you this opinion in connection with a Form F-4 Registration Statement filed with the U.S. Securities and Exchange Commission relating to Canwest Media Inc.’s offer to exchange its outstanding 8% Series A Senior Notes due 2012 for up to US$761,054,211 Series B Senior Subordinated Notes due 2012 (the Registration Statement) and the transactions contemplated by the Agreements (as defined below)(the Transaction).

1.	We have examined facsimile copies of:

1.1.	the agreements listed in Schedule 1 to this opinion letter (hereinafter referred to as the Agreements) and

1.2.	a corporate certificate of each of the Companies dated on the 18th day of November, 2004 attaching:

1.2.1.	copies of the certificate of incorporation and certificates on change of name, and memorandum and articles of association of each such Company;

1.2.2.	a copy of the minutes of a meeting with the board of directors held on the 17th day of November, 2004; and

Dublin     London     Boston     New York     Brussels

M.G. Dickson	M.T. Beresford	P.M. Law	P.J. Carroll	J.A. O’Farrell	I.B. Moore	S.M. Doggett	S. O’Riordan	K.P. Allen	C. Rogers	M.J. Ward
E. Brunker	F.J. O’Riordan	D.J. Sanfey	J.N. Dudley	E.M. FitzGerald	J. Olden	B. McDermott	M.P. McKenna	A.V. Fanagan	C. O’Donovan	A.C. Burke
N.H. Martin	T.V. O’Connor	S.W. Haughey	J.H. Hickson	S.M. Lohan	J. Coman	C. Duffy	K.A. Feeney	E.A. Roberts	G. O’Toole	J. Given
S.C. Hamilton	H.N. Healy	P.R. Dobbyn	M.F. O’Gorman	B.M. Cotter	V.J. Power	E.M. Brady	M. Sherlock	D.Glynn	J.N. Kelly	D. Widger
R.B. Buckley	M.A. Greene	C.M. Preston	C.E. Gill	J.G. Grennan	L.A. Kennedy	P.V. Maher	E. MacNeill	J.B. Roche	N. O’Sullivan

Consultants:     J.R. Osborne     Professor J.C.W. Wylie     A.F. Browne

1.2.3.	a copy of the power of attorney of each such Company dated the 17th day of November, 2004 and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

2.	For the purpose of giving this opinion we have assumed:

2.1.	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2.	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed and are in full force and effect;

2.3.	the genuineness of the signatures and seals on all original and copy documents which we have examined;

2.4.	that the memorandum and articles of association of the Companies are correct and up to date;

2.5.	in the case of CanWest Ireland MediaWorks Ireland Holdings (CIMI) that the obligations incurred or to be incurred by CIMI as guarantor under the Indenture constitute permitted indebtedness under the Credit Agreement dated 7 November 2000 between, inter alia, CanWest Media Inc, CanWest Global Communications Corp, CIBC, The Bank of Nova Scotia and the Bank of America, as permitted by the Memorandum of Association of CIMI;

2.6.	the accuracy and completeness as to factual matters of the representations and warranties of each Company contained in the Agreements and the accuracy of all certificates provided to us by each Company;

2.7.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Agreements;

2.8.	without having made any investigation, that the terms of the Agreements are lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland;

2.9.	the accuracy and completeness of all information appearing on public records; and

2.10.	that each Company has entered into the Transaction in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Transaction commensurate with the risks undertaken by it in the Transaction.

3.	We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that :

3.1.	each Company is a company duly incorporated under the laws of Ireland and is a separate legal entity, subject to suit in its own name. Based only on searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 4 May 2005 each Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over it or to wind it up;

3.2.	each Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Agreements to which it is party, and the implementation by each Company of the foregoing will not cause:

3.2.1.	any limit on it or on its directors (whether imposed by the documents constituting such Company or by statute or regulation) to be exceeded; or

3.2.2.	any law or order to be contravened;

3.3.	each of the Agreements to which a Company is party has been duly executed on its behalf and the obligations on the part of each Company under the Agreements are valid and legally binding on and are in a form capable of enforcement against each such Company under the laws of Ireland in the courts of Ireland, in accordance with their terms.

4.	The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1.	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.2.	this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

4.3.	this opinion is subject to the general laws relating to the limitation of actions in Ireland;

4.4.	a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Agreements might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

4.5.	additional interest imposed by any clause of any Agreement might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the relevant Agreement but could restrict the amount recoverable by way of interest under such Agreement;

4.6.	claims may be or become subject to defences of set-off or counter-claim;

4.7.	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.8.	a waiver of all defences to any proceedings may not be enforceable;

4.9.	any provisions in the Agreements providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.10.	an Irish court may refuse to give effect to undertakings contained in any of the Agreements that the Companies will pay legal expenses and costs in respect of any action before the Irish courts;

4.11.	We express no opinion on any taxation matters or on the contractual terms of the relevant documents other than by reference to the legal character thereof.

This opinion is furnished to you for the sole purpose of the registration of the notes as described in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended or the Rules and Regulations of the Commission promulgated thereunder.

This Opinion is governed by and interpreted in accordance with Irish Law.

Yours faithfully,

/s/ A&L Goodbody

SCHEDULE 1

List of Agreements

Unless otherwise stated all agreements shall be dated the 18th day of November, 2004

1.	Guarantee granted by the Guarantors named therein (including each of the Companies); and

2.	Indenture between 3815668 Canada Inc., as Issuer, the Guarantors named therein (including each of the Companies) and the Bank of New York, as Trustee.